Exhibit 16.1

September 4, 2020
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Bloom Energy Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Bloom Energy Corporation dated September 3, 2020. We agree with the statements concerning our Firm contained therein.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
San Jose, California